EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2003 relating to the consolidated financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Ameren Corporation's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 13, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
February 13, 2004